UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 16, 2007

STUDIO ONE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10196	23-2517953
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 556-9303
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

MANUFACTURING:

Studio One Media, Inc. has contracted with American Integration Technologies (“AIT”) of Chandler, Arizona, to manufacture the first Studio One interactive recording studio. The studio is currently under construction and is expected to be delivered in June 2007. AIT has the capacity to manufacture up to 60 studios per month.

Photographs of the manufacturing of the studio can be viewed at www.studioonemedia.com.

FINANCING:

Subsequent to March 31, 2007, Studio One Media, Inc., has successfully completed private placement equity financings totaling $500,000.  The shares were issued at prices between $2.50 and $3.50, with attaching warrants to acquire an equal number of shares within a 2-year period at per shares prices ranging between $3.50 and $4.50.

About American Integration Technologies, LLC

American Integration Technologies, LLC is a manufacturer and integrator of precision equipment for several industries, including the semiconductor, industrial, consumer, aerospace and medical industries. Based in Chandler, AZ, the company specializes in sophisticated engineering and integration of leading edge systems and equipment, precision sheet metal fabrication, tubular frame welding and machining. AIT is unique in its ability to manage different types of manufacturing all within one organization. AIT employs more than 250 highly skilled and trained personnel in a state of the art seven building campus comprising more than 130,000 sq. ft.

www.ait-asm.com

About Studio One.

Studio One Media, Inc., is a Scottsdale, Arizona based company that is engaged in the design and manufacturing of a proprietary (patents pending), self contained interactive audio/video recording and conferencing studio designed for installation in shopping malls and other high traffic public areas. The Studio One™ Kiosk will enable the public, for a fee, to record their video and voice images in a portable state-of-the-art recording studio environment and enter their performances in music, modeling and other talent related contests.

www.studioonemedia.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.

Dated: May 16, 2007	By:	/s/ Preston J. Shea
Name: Preston J. Shea
Title: President